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                                                                  Exhibit 5.4

                      [Letterhead of Barnes & Thornburg]



                                                             December 10, 1996



PhoneTel Technologies, Inc.
1127 Euclid Avenue, Suite 650
Cleveland, Ohio 44115-1601

Ladies and Gentlemen:

        We have acted as special counsel to Public Telephone Corporation, an Indiana corporation ("PTC"), in connection with the issuance and sale by PhoneTel Technologies, Inc., an Ohio corporation ("PhoneTel") of $110,000,000 of its Senior Notes due 2006 (the "Notes") being issued pursuant to an Indenture (the "Indenture"), by and among PhoneTel, as issuer; the Subsidiary Guarantors (including PTC); and Marine Midland Bank, as Trustee; and sold pursuant to an underwritten public offering, which Notes are being registered under the Securities Act of 1933, as amended (the "Act") on a Registration Statement on Form SB-2 (No. 333-15211) (the "Registration Statement"). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

        In such capacity, we have examined originals or copies of the following documents (collectively, the "Opinion Documents," and each, an "Opinion Document"):

        1.  the Indenture;

        2. the Form of Note attached to the Indenture as Exhibit A (each a "Note"); and

        3. the Form of Notation on Note Relating to Guarantee attached to the Indenture as Exhibit A-1 (each a "Subsidiary Guarantee").

        We have also reviewed original, photostatic, facsimile, or certified copies of (a) Restated Articles of Incorporation of PTC dated October 6, 1993, and Articles of Amendment thereto dated October 5, 1994, (b) Bylaws of PTC adopted May 25, 1993, (c) excerpts of minutes of certain meetings of the shareholders and Board of Directors of PTC between July 25, 1994 and June 30, 1995, (d) Unanimous Written Consent of the Board of Directors of PTC dated February 29, 1996 and December 9, 1996, (e) a Unanimous Written Consent of the Board of Directors of PTC dated October 1, 1996 (the "Current PTC Resolutions"), (f) a Certificate of Existence dated December __, 1996, issued by the Indiana Secretary of State with respect to PTC, and (g) such other instruments, documents, and agreements as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth (collectively,






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PhoneTel Technologies, Inc.
December 10, 1996
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the "Additional Documents," and together with the Opinion Documents, the
"Pertinent Documents").

        For the purposes of rendering the opinion set forth below, we have, with your consent, assumed: (a) the genuineness of the signatures of all persons executing the Pertinent Documents; (b) the legal capacity and organizational authority of the persons executing the Pertinent Documents on behalf of the parties thereto (other than PTC); (c) the authenticity of all Pertinent Documents submitted to us as originals; (d) the conformity to authentic original documents of all Pertinent Documents submitted to us as certified, conformed, photostatic, or facsimile copies; (e) the accuracy and completeness of all corporate and public documents, records, and certificates made available to us; (f) all corporate documents relevant to this opinion were provided to us; (g) each of the parties to the Opinion Documents (other than PTC) has the full power and organizational authority under its organizational documents and under the laws of the jurisdiction under which it was created or organized to execute, deliver, and perform those Opinion Documents to which it is a party; (h) the due execution and delivery of the Opinion Documents by the parties thereto (other than PTC); (i) the legal existence of each of the parties to the Opinion Documents (other than PTC); and (j) each Opinion Document constitutes the legal, valid, and binding obligation of each Opinion Party that is a party thereto (other than PTC), enforceable in accordance with its terms, subject to the effect of (A) any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and (B) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

        Based upon the foregoing, and limited in all respects to the present laws of the State of Indiana, we are of the opinion that:

                When (i) each Subsidiary Guarantee to be duly executed and delivered by PTC and attached to a Note (each, a "PTC Guarantee" and collectively, the "PTC Guarantees") has been so executed, delivered and attached in conformity with the Indenture and the Current
        PTC Resolutions; (ii) each Note to which is attached a PTC Guarantee has been duly executed and delivered in accordance with the terms of the Indenture and delivered for the agreed upon consideration; and
        (iii) all conditions precedent to the effectiveness and validity of the Indenture have occurred (including, without limitation, the due execution and delivery thereof by the respective parties thereto), the PTC Guarantees will be valid and binding obligations of PTC entitled to the benefits of the Indenture.



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PhoneTel Technologies, inc.
December 10, 1996
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The foregoing opinion is subject to the following qualifications:

   (A) Whenever we have stated we have assumed any matter, it is intended to indicate that we have assumed such matter without making any factual, legal or other inquiry or investigation, and without expressing any opinion or conclusion of any kind concerning such matter.

   (B) The opinion set forth herein is limited to the matter directly addressed in this letter and no other opinions should be inferred or implied beyond the matter directly addressed.

   (C) This opinion letter is dated and speaks as of the date of delivery. We have no obligation to advise you or any third parties of changes in law or fact that may hereafter occur or come to our attention, even though the legal analysis or legal conclusions contained in this opinion letter may be affected by such changes.

   (D) This opinion is furnished by us in accordance with the requirements of 601(b)(5) of Regulation S-B under the Act.

   (E) We hereby consent to the use of our name in the Registration Statement under the caption "Legal Matters" and to the filing of this opinion as an Exhibit to the Registration Statement. We further consent to the incorporation of this opinion by reference as an exhibit to any registration statement relating to the offering which is filed pursuant to Rule 462(b) of the Rules and Regulations under the Act and to the use of our name under the caption "Legal Matters" in the prospectus included in or incorporated by reference in any such registration statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          /s/ Barnes & Thornburg